T:\flh\series\10f-3diversifiedbond
For the fiscal period ended 12/31/2007
File number 811-03623

                         SUB-ITEM 77-0

                         EXHIBIT

Transactions Effected Pursuant to Rule 10f-3

I.    Name of Fund:  The Prudential Series Fund, Inc. -  SP PIMCO
High Yield Portfolio

1.   Name of Issuer:  Bombardier, Inc.

2.   Date of Purchase:  November 16, 2006

3.   Number of Securities Purchased:  12,172.825

4.   Dollar Amount of Purchase:  $1,217,282.51

5.   Price Per Unit:  $100

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:  Deutsche Bank Securities

7.   Other Members of the Underwriting Syndicate
       See Exhibit A

EXHIBIT A

UNDERWRITER
JPMorgan
BNB Paribas
ABN Amro
Bayern LB
Calyon
Commerzbank Corporates & Markets
Dresdner Kleinwort
NBF Securities (USA) Corp.
Natexis Bleichroder Inc.
UBS Investment Bank
Citigroup
RBC Capital Markets